                                                                      EXHIBIT 11

                             CYBERIAN OUTPOST, INC.

                         Computation of Loss per Share
                     (In thousands, except per share data)
                                  (Unaudited)

                                                         Three months ended
                                                      -------------------------
                                                      May 31, 1999 May 31, 1998
                                                      ------------ ------------
Basic and diluted:
  Net loss applicable to common stockholders.........   $(8,855)     $(4,632)
                                                        =======      =======
  Basic and diluted weighted average shares
   outstanding.......................................    23,024        6,680
                                                        =======      =======
  Basic and diluted loss per share...................   $ (0.38)     $ (0.69)
                                                        =======      =======
Pro forma basic and diluted:
  Pro forma net loss applicable to common
   stockholders......................................   $(8,855)     $(4,156)
                                                        =======      =======
  Basic and diluted weighted average shares
   outstanding.......................................    23,024       16,849
                                                        =======      =======
  Basic and diluted pro forma loss per share.........   $  (.38)     $ (0.25)
                                                        =======      =======

                                       14